CONVERTIBLE NOTE

*NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**ACT**"), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.*

DATA443 RISK MITIGATION, INC.

CONVERTIBLE PROMISSORY NOTE

$50,000.00 Made as of June 30, 2022

Subject to the terms and conditions of this Note, for value received, DATA443 RISK MITIGATION, INC., a Nevada corporation ("Borrower"), with principal offices at 101 J Morris Commons Lane, Morrisville, NC 27560, promises to pay to Vital Link Financial Services, LLC, a Washington limited liability company ("Holder"), the principal sum of fifty thousand dollars $50,000, or such lesser amount as shall then equal the outstanding principal amount hereunder, together with all interest accrued on unpaid principal at the Applicable Rate (as defined below).

Summary:

- *Interest* - Interest shall begin to accrue on the date of this Note at the rate of 18% and shall continue to accrue on the outstanding principal until the entire Balance is paid (or converted, as provided in Article V hereof) and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty-five (365) days.
- *Pre-payment penalty* – None.
- *Maturity Date* – 3 months from the date this Note is made.
- *Discount if Converted* - *40% with 20 day trading lookback (standard VWAP)*
- *Security – $150,000 rolling of the Borrowers' Accounts Receivable for the lifetime of the note while it is unpaid in full*
- *Other* – Provided Holder meets the requirements of Borrower's lead underwriter, Holder will be eligible to participate in the Next Financing

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

ARTICLE I. DEFINITIONS.

The following definitions shall apply for all purposes of this Note:

"Affiliate" has the meaning ascribed to it in Rule 144.

"Applicable Rate" means 18% per annum.

"Balance" means, at the applicable time, the sum of the Principal Balance, all then accrued but unpaid interest, and all other amounts (including fees and expenses) then accrued but unpaid under this Note.

"Business Day" means a weekday on which banks are open for general banking business in North Carolina.

"Common Stock" means the common stock issued or to be issued by the Borrower.

"Conversion Price" means an amount equal to 40% of the lowest per-share selling price at which shares of Common Stock are or have been issued in the Next Financing as of the date of the conversion of this Note into such Conversion Stock.

"Conversion Stock" means Common Stock converted at the Conversion Price.

"Event of Default" has the meaning set forth in Article IV hereof.

"Financing Document" means each of this Note, and any document entered into, executed or delivered under or in connection with, or for the purpose of amending, the Note.

"Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

"Initial Offering" means Borrower's first firm commitment underwritten public offering of its Common Stock under the Act.

"Maturity Date" means three (3) months from the issue date of this Note.

"Next Financing" means Borrower's next sale of its Common Stock in a single transaction or in a series of related transactions in each case occurring on or before the Maturity Date, for listing its Common Stock on a national exchange.

"Next Financing Closing" means the closing of the Next Financing.

"Note" means this Convertible Promissory Note.

"Principal Balance" means, at the applicable time, all then outstanding principal of this Note.

"Restricted Period" means the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by Borrower and the lead underwriter (such period not to exceed one hundred eighty (180) days).

"Security for the Note" $150,000 of the Borrowers' Accounts Receivable for the period that the note is not paid in full

ARTICLE II. PAYMENT AT MATURITY DATE; INTEREST.

2.1. **Payment at Maturity Date.** If this Note has not been converted (as provided in Article V), then the Balance shall be due and payable in full upon the written demand of the Holder at any time on or after the Maturity Date.

2.2. **Interest.** Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then Borrower shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

ARTICLE III. NO PREPAYMENT PENALTIES.

Borrower has the right to pre-pay any portion of the Balance before it becomes due without penalty, which may prevent Borrower from converting the Note into Conversion Stock.

ARTICLE IV. EVENTS OF DEFAULT.

Each of the following events shall constitute an "Event of Default" hereunder:

4.1. Borrower fails to make any payment when due under this Note on the applicable due date;

4.2. A receiver is appointed for any material part of Borrower's property, Borrower makes a general assignment for the benefit of creditors, or Borrower becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

4.3. Borrower breaches any material obligation, or materially breaches any representation or warranty, to Holder under this Note and does not cure such breach within 20 days after written notice thereof has been given by or on behalf of Holder to Borrower; or

4.4. Borrower's board of directors or shareholders adopt a resolution for the liquidation, dissolution or winding up of Borrower.

Upon an Event of Default (solely with respect to failure to pay the principal or interest thereon when due at the Maturity Date), the Note shall become immediately due and payable. If the Borrower is unable to pay upon the Event of Default, Borrower agrees to promptly take all steps necessary to effect the transfer of the Security for the Note to Holder.

ARTICLE V. CONVERSION.

5.1. **Conversion in Next Financing.** If Borrower has not paid the entire Balance before the Major Market Uplist and re-IPO raise, then, , the lender has the option to convert the entire Balance then outstanding into that number of shares of Conversion Stock obtained

by dividing (a) the entire Balance by (b) the Conversion Price then in effect, rounded down to the nearest whole number (the "Total Number of Shares").

5.2. **Termination of Rights.** Except for the right to obtain certificates representing the Conversion Stock under Article VI, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of the Note. Notwithstanding the foregoing, Holder agrees to surrender this Note to Borrower as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note.

ARTICLE VI. CERTIFICATES; NO FRACTIONAL SHARES.

As soon as practicable after conversion of this Note, Borrower at its expense will register such shares of Conversion Stock in Borrower's Register of Shareholders in the name of the respective Holder and will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of Borrower, by Borrower's Articles of Incorporation and Bylaws and by any agreement between Borrower and Holder). No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, Borrower shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

ARTICLE VII. PROVISIONS RELATING TO SHAREHOLDERS RIGHTS.

7.1. **Rights as Investor.** Upon conversion pursuant to Article V hereof and as a condition precedent to receiving Holder's stock certificate(s), Holder shall be obligated to enter into and deliver to Borrower all documents to be executed by investors in the Next Financing with respect to the issuance of the Conversion Stock, thereby agreeing to be bound by all obligations and receive all rights thereunder. If Borrower is unable to obtain Holder's signature on any such document within three (3) Business Days of delivery thereof of Holder, whether due to any cause, then by the acceptance of this Note, Holder hereby irrevocably designates and appoints Borrower and each of its officers and agents as Holder's agent and attorney-in-fact, to act for and on its behalf and stead, to execute and deliver any such document with the same force and effect as if executed and delivered by Holder.

7.2. **No Voting or Other Rights.** This Note does not entitle Holder to any voting rights or other rights as a shareholder of Borrower, unless and until (and only to the extent that) this Note is actually converted into shares of Borrower's Common Stock in accordance with its terms.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower hereby represents and warrants to Holder that the following statements are all true and complete as of the date hereof.

8.1. Organization, Good Standing and Qualification. Borrower has been duly organized, and is validly existing in good standing, under the laws of the State of Nevada. Borrower has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

8.2. Due Authorization. All corporate action on the part of Borrower's board of directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of Borrower under this Note has been taken prior to the date hereof, other than the authorization of the capital stock to be issued in a Next Financing. This Note constitutes a valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

8.3. Corporate Power. Borrower has the corporate power and authority to issue, execute and deliver this Note and to carry out and perform all its obligations under this Note.

ARTICLE IX. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF HOLDER.

Holder hereby represents and warrants to and agrees with Borrower as follows.

9.1. Authorization. This Note constitutes Holder's valid and legally binding obligations, enforceable against Holder in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Holder represents and warrants to Borrower that Holder has full power and authority to enter into this Note.

9.2. Purchase for Own Account. This Note, the Conversion Stock, and Borrower's Common Stock issuable upon conversion of such Conversion Stock (collectively, the "Securities") are being and will be acquired for investment for Holder's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Act.

9.3. No Solicitation. At no time was Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale, and purchase of the Securities.

9.4. Disclosure of Information. Holder has received or has had full access to all the information Holder considers necessary or appropriate to make an informed investment decision with respect to the Securities. Holder further has had an opportunity to ask questions and receive answers from Borrower regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent Borrower possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

The foregoing, however, does not in any way limit or modify the representations and warranties made by Borrower in Article VIII.

9.5. **Investment Experience.** Holder understands that the purchase of the Securities involves substantial risk. Holder (i) has experience as a Holder in securities of companies whose common stock is only quoted on the OTC Pink and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder's investment in the Securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting Holder's own interests in connection with this investment in the Securities or (ii) has a preexisting personal or business relationship with Borrower and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons. Holder acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

9.6. **Restricted Securities.** Holder understands that the Securities are characterized as "restricted securities" under the Act and Rule 144 promulgated thereunder ("Rule 144") since they are being acquired from Borrower in a transaction not involving a public offering, and that under the Act and applicable regulations thereunder the Securities may be resold without registration under the Act only in certain limited circumstances. Holder further understands that Borrower is under no obligation to register the Securities, and Borrower has no present plans to do so. Furthermore, Holder is familiar with Rule 144, as presently in effect, and understands the limitations imposed thereby and by the Act on resale of the Securities without such registration. Holder understands that, whether or not the Securities may be resold in the future without registration under the Act, the only market that now exists for Borrower's Common Stock is the OTC Pink and that it is uncertain whether a public market on a national exchange will ever exist for the Securities.

9.7. **Further Limitations on Disposition.** Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such effective registration statement; or

(b) (i) Holder shall have notified Borrower of the proposed disposition and shall have furnished Borrower with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Borrower, Holder shall have furnished Borrower with an opinion of counsel, reasonably satisfactory to Borrower that such disposition will not require registration of such shares under the Act. It is agreed that Borrower will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the provisions of paragraphs 9.7(a) and 9.7(b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a

Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the original Holder hereunder.

9.8. **Legends.** Holder understands and agrees that the certificates evidencing the Securities will bear a legend substantially similar to that set forth below in addition to any other legend that may be required by applicable law, Borrower's Articles of Incorporation or Bylaws, Section 9.9 hereof or any other agreement between Borrower and Holder:

> "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

9.9. **"Market Stand-Off" Agreement.** Holder hereby agrees that Holder will not, without the prior written consent of the lead underwriter during the Restricted Period (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Securities or other securities of Borrower then or thereafter owned by Holder, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Securities or other securities of Borrower then or thereafter owned by Holder, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities of Borrower, in cash or otherwise. The underwriters in connection with Borrower's public offerings are intended third party beneficiaries of this Section 9.9and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, Borrower may impose stop transfer instructions with respect to the Securities and other securities of Borrower then or thereafter owned by Holder until the end of such period.

ARTICLE X. OTHER SPECIFIC PROVISIONS.

Provided Holder meets the prerequisites of the lead underwriter to participate in the Next Financing, Borrower will take any and all actions available to it in order to allow Holder to participate in the Next Financing.

ARTICLE XI. GENERAL PROVISIONS.

11.1. **Waivers.** Borrower and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

11.2. **Transfer.** Neither this Note nor any of the rights or obligations of Holder hereunder may be assigned, conveyed or transferred, in whole or in part, without Borrower's prior

written consent, which Borrower may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of Borrower to any Affiliate of Holder who: (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to Borrower that are set forth in Article IX hereof and (c) (if requested by Borrower) delivers to Borrower an opinion of legal counsel, reasonably satisfactory to Borrower, that such transfer complies with state and federal securities laws. Neither this Note nor any of the rights or obligations of Borrower hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower without the prior written consent of Holder. Subject to the foregoing, the rights and obligations of Borrower and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

11.3. Governing Law. This Note shall be governed by and construed under the internal laws of the State of Nevada, without reference to principles of conflict of laws or choice of laws.

11.4. Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to "Sections" shall, unless otherwise provided, refer to sections hereof.

11.5. Notices. All notices required or permitted to be given to a party pursuant to this Note will be in writing and will be effective and deemed to provide such party sufficient notice under this Note on the earliest of the following: (i) at the time of personal delivery; (ii) one (1) Business Day after deposit with an express overnight courier for United States deliveries; or (iii) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address indicated for such party on the signature page hereto or, in the case of Borrower, at 101 J Morris Commons Lane, Suite 105, Morrisville, NC 27560, Attention: President and Chief Executive Officer, or at such other address as any party or Borrower may designate by giving ten (10) days' advance written notice to all other parties.

11.6. Amendments and Waivers. This Note may not be amended and the observance of any term of this Note may not be waived, with respect to the Holder without the written consent of such Holder. No amendment or waiver will be binding or effective unless it is set forth in writing and signed by both parties. To avoid doubt: (i) no course of dealing between Borrower and Holder will operate as a waiver or modification of any party's rights or obligations under this Note; (ii) no delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right; and (iii) a waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

11.7. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they

are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Convertible Promissory Note to be signed in its name as of the date first written above.

BORROWER:
DATA443 RISK MITIGATION, INC.

DocuSigned by:
By: Jason Remillard
6F03BFEE720D4E6...
Jason Remillard
President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:
HOLDER:

Vital Link Financial Services, LLC

DocuSigned by:
By: William Bates
A40CB71DCD10435...
Bill Bates - Manager

HOLDER'S ADDRESS FOR NOTICE:

17797 Westhampton Woods Drive
Wildwood, MO 63005
Fed Id# 71-0906017
'William Bates' <clgslbb@gmail.com>